                                                                  Exhibit 11.1

                     PETE'S BREWING COMPANY AND SUBSIDIARY

                      COMPUTATION OF NET INCOME PER SHARE
              IN ACCORDANCE WITH INTERPRETIVE RELEASE No. 34-9083
                    (in thousands, except per-share amounts)

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
                                                        For the three               For the nine
                                                        months ended                months ended
                                                        September 30,              September 30,
                                                     -------------------        -------------------

                                                      1996         1995          1996          1995
                                                     ------        ----          ----         ------
Weighted average common shares
    outstanding for the period  . . . . . . . .       10,686        4,347        10,661        4,223

Preferred stock . . . . . . . . . . . . . . . .           --        3,305            --        3,305

Common equivalent shares assuming
    conversion of stock options and
    warrants under the treasury stock
    method  . . . . . . . . . . . . . . . . . .          101          399           195          525
                                                     -------       ------        ------        -----
Shares used in per share calculation  . . . . .       10,787        8,051        10,856        8,053

Net income  . . . . . . . . . . . . . . . . . .      $   330       $  607        $1,677        $ 844
                                                     =======       ======        ======        =====
Net income per share  . . . . . . . . . . . . .      $  0.03       $ 0.08        $ 0.15        $0.10
                                                     =======       ======        ======        =====
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